Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 1, 2009

iPath®

iPATH® EXCHANGE TRADED NOTES (ETNs)

Product List as of December 2009

iPATH COMMODITY ETNs	TICKER	INTRADAY IV TICKER	YEARLY FEE*	MATURITY DATE
iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN	DJP	DJP.IV	0.75%	6/12/36
iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN	JJA	JJA.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN	JJE	JJE.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN	JJG	JJG.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN	JJS	JJS.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN	JJM	JJM.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN	JJP	JJP.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN	COW	COW.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN	JJC	JJC.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN	GAZ	GAZ.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN	NIB	NIB.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN	JO	JO.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN	BAL	BAL.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN	SGG	SGG.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN	JJU	JJU.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN	LD	LD.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN	JJN	JJN.IV	0.75%	10/22/37
iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN	JJT	JJT.IV	0.75%	6/24/38
iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN	PGM	PGM.IV	0.75%	6/24/38
iPath® S&P GSCI® Total Return Index ETN	GSP	GSP.IV	0.75%	6/12/36
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	OIL.IV	0.75%	8/14/36
iPATH EMERGING MARKET ETN				
iPath® MSCI India Index℠ ETN	INP	INP.IV	0.89%	12/18/36
iPATH EXCHANGE RATE ETNs				
iPath® EUR/USD Exchange Rate ETN	ERO	ERO.IV	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	GBB.IV	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	JYN.IV	0.40%	5/14/37
iPATH STRATEGY ETNs				
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	BWV	BWV.IV	0.75%	5/28/37
iPath® Optimized Currency Carry ETN	ICI	ICI.IV	0.65%	1/28/38
iPATH ALTERNATIVE ETNs				
iPath® Global Carbon ETN	GRN	GRN.IV	0.75%	6/24/38
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	VXX.IV	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	VXZ.IV	0.89%	1/30/19

All iPath ETNs trade on NYSE Arca℠ and are eligible for short sales.

* The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Subject to requirements described in the prospectus, the Securities may be redeemed with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply when redeeming units of the iPath® MSCI India Index℠ ETN, iPath® S&P 500 VIX Short-Term Futures™ ETN, and iPath® S&P 500 VIX Mid-Term Futures™ ETN.

With short sales, you risk paying more for a security than you received from its sale. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

"Dow Jones,®" "DJ,®" "UBS,®" "Dow Jones-UBS Commodity Index,℠" "DJ-UBSCI,℠" "Dow Jones-UBS Commodity Index Total Return,℠" "Dow Jones-UBS Agriculture Subindex Total Return,℠" "Dow Jones-UBS Aluminum Subindex Total Return,℠" "Dow Jones-UBS Cocoa Subindex Total Return,℠" "Dow Jones-UBS Coffee Subindex Total Return,℠" "Dow Jones-UBS Copper Subindex Total Return,℠" "Dow Jones-UBS Cotton Subindex Total Return,℠" "Dow Jones-UBS Energy Subindex Total Return,℠" "Dow Jones-UBS Grains Subindex Total Return,℠" "Dow Jones-UBS Industrial Metals Subindex Total Return,℠" "Dow Jones-UBS Lead Subindex Total Return,℠" "Dow Jones-UBS Livestock Subindex Total Return,℠" "Dow Jones-UBS Natural Gas Subindex Total Return,℠" "Dow Jones-UBS Nickel Subindex Total Return,℠" "Dow Jones-UBS Platinum Subindex Total Return,℠" "Dow Jones-UBS Precious Metals Subindex Total Return,℠" "Dow Jones-UBS Softs Subindex Total Return,℠" "Dow Jones-UBS Sugar Subindex Total Return,℠" and "Dow Jones-UBS Tin Subindex Total Return℠" are servicemarks of Dow Jones & Company, Inc. ("Dow Jones") and UBS AG ("UBS AG"), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC ("UBS Securities") or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

IP-0169-1209

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. ("MSCI"). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates, and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller, or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark, or servicemark to sponsor, endorse, market, or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

"S&P GSCI,®" "S&P GSCI® Index," "S&P GSCI® Total Return Index," "S&P GSCI® Commodity Index" "S&P GSCI® Total Return Index" and "S&P GSCI® Crude Oil Total Return Index" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC.. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's, a subsidiary of The McGraw-Hill Companies, Inc. ("S&P"). Standard & Poor's does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

"Standard & Poor's®" "S&P®" "S&P 500®" "Standard & Poor's 500" and "500" are trademarks of S&P and "BuyWrite" and "CBOE" are trademarks of the Chicago Board Options Exchange, Incorporated ("CBOE"). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor and neither S&P nor the Index Sponsor make any representation regarding the advisability of investing in the Securities.

"Standard & Poor's®" "S&P®" "S&P 500®" "Standard & Poor's 500," "S&P 500 VIX Short-Term Futures™" and "S&P 500 VIX Mid-Term Futures™" are trademarks of S&P and have been licensed for use by Barclays. "VIX" is a registered trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

"Barclays Intelligent Carry Index™" and the "USD Intelligent Carry Index™" are trademarks of Barclays Bank PLC.

"Barclays Capital Global Carbon Index™" and "Barclays Capital Global Carbon Index Total Return™" are trademarks of Barclays Bank PLC.

©2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks, or registered trademarks are the property, and used with the permission, of their respective owners. 754-62SY-12/09

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iPath®

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